                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY

                               SUBLEASE AGREEMENT

         SUBLEASE AGREEMENT, made this 4th day of September, 1997, by and between MID-AMERICA DAIRYMEN, INC., a Kansas corporation with its principal place of business at 3253 East Chestnut Expressway, Springfield, Missouri 65802 (hereinafter referred "Sublessor"), and SOUTHERN FOODS GROUP, L.P., a Delaware limited partnership with its principal place of business at 3114 South Haskell, Dallas, Texas 75223 (hereinafter referred "Sublessee").


                              W I T N E S S E T H:

         WHEREAS, Sublessor and BLC Corporation (hereinafter referred "BLC") entered into a Master Leasing Agreement dated as of August 15, 1997 (hereinafter, as amended and supplemented from time to time to also include all Individual Leasing Records (as defined in the Lease), amendments, supplements, exhibits and addenda executed pursuant thereto, the "Lease"); and,

         WHEREAS, BLC has agreed to permit Sublessor to (i) sublease to Milk Products, LLC, a Delaware limited liability company, under a separate Sublease Agreement, certain equipment leased under the Lease, and (ii) sublease certain equipment leased under the Lease, as hereinafter specified, to Sublessee under this Sublease Agreement, on the terms and conditions set forth herein;

         1. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor the equipment listed on Exhibit A attached hereto and made a part hereof (herein called the "Subleased Equipment"), which Subleased Equipment has been leased by BLC to Sublessor under the Lease. Sublessee acknowledges receipt of a true copy of the Lease, together with all applicable Schedules attached thereto.

         2. BLC is the owner of the Subleased Equipment, and neither Sublessor nor Sublessee has any right, title, interest or equity in the Subleased Equipment whatsoever, except, in the case of Sublessor, for Sublessor's rights to use the Subleased Equipment under, and subject to all of the terms of, the Lease, and except, in the case of Sublessee, for Sublessee's right to use the Subleased Equipment on the terms herein set forth.

         3. This Sublease Agreement and the rights of Sublessor and Sublessee hereunder shall be subject and subordinate in all respects to the terms, conditions and provisions of the Lease, and to the rights of BLC thereunder, and no provision of this Sublease Agreement shall be deemed to

                 a. impair any right, title or interest, under the Lease or applicable law, of BLC in and to the Subleased Equipment;

                 b.       amend or waive any provision of the Lease;

                 c. impair, limit or release any right of BLC, or any obligation, accrued and executory, of Sublessor to BLC under the Lease; or

                 d. permit Sublessee to make or consent to any use of the Subleased Equipment in a manner inconsistent with the terms and provisions of the Lease.

         4. Sublessee shall make all payments of rent for the Subleased Equipment in the amounts provided for in the Lease with respect to the Subleased Equipment, and all other payments with respect to the Subleased Equipment as provided in the Lease, directly to BLC. Notwithstanding the subleasing of the Subleased Equipment, and, without limiting the generality of the provisions of paragraph 3(c) above, Sublessor shall at all times be and remain primarily and not secondarily liable to BLC for the payment and performance of all accrued and executory obligations of Sublessor under the Lease with respect to the Subleased Equipment.

         5. The sublease term of the Subleased Equipment shall not exceed the remaining lease term of the Subleased Equipment under the Lease, as of the date hereof.

         6. The Subleased Equipment will at all times be used in the business and garaged as indicated on the lease supplements to the Lease.

         7. This Sublease Agreement shall be binding upon, and inure to the benefit of, Sublessor, Sublessee, and their respective successors and assigns.

         8. This Sublease Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                     MID-AMERICA DAIRYMEN, INC.
                                     "Sublessor"

                                     By  /s/ GERALD L. BOS
                                        ---------------------------------------
                                     Its     Vice President
                                         --------------------------------------



                                     SOUTHERN FOODS GROUP, L.P.
                                     "Sublessee"

                                     By:     SFG Management Limited Liability
                                             Company, its sole General Partner

                                             By   /s/ PETE SCHENKEL
                                                -------------------------------
                                             Its      President and CEO
                                                 ------------------------------

                                   EXHIBIT A

                              SUBLEASED EQUIPMENT


         See Exhibit A-1 attached hereto for list of used motor vehicles, and see Exhibit A-2 attached hereto for list of used other equipment.

                                                                         8/19/97


 -----------------------------------------------------------------------------

                            MASTER LEASING AGREEMENT

                          Dated as of August 15, 1997

                                    Between

                                BLC Corporation,

                                   as Lessor

                                      and

                          Mid-America Dairymen, Inc.,

                                   as Lessee


 -----------------------------------------------------------------------------

                               TABLE OF CONTENTS

                           (Master Leasing Agreement)

Section   Page
     1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  1

     2.   Agreement for Lease of Equipment; Unconditional Obligation. .  4

     3.   Delivery . . . . . . . . . . . . . . .  . . . . . . . . . . .  5

     4.   Lease Term . . . . . . . . . . . . . . . . . . . . . . . . .   5

     5.   Rent    . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     6.   Use of Equipment  . . . . . . . . . . . . . . . . . . . . . .  6

     7.   Improvements and Repair of Equipment  . . . . . . . . . . . .  7

     8.   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  7

     9.   Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . .  8

     10.  Sale or Disposition of Equipment; Adjustment of Rent  . . . .  9

     11.  Loss or Destruction of the Equipment  . . . . . . . . . . . . 11

     12.  Surrender of Equipment  . . . . . . . . . . . . . . . . . . . 11

     13.  Events of Default   . . . . . . . . . . . . . . . . . . . . . 11

     14.  Rights of Lessor upon Default of Lessee . . . . . . . . . . . 12

     15.  Equipment To Be and Remain Personal Property  . . . . . . . . 13

     16.  Termination   . . . . . . . . . . . . . . . . . . . . . . . . 13

     17.  Purchase of Equipment; Extended Term  . . . . . . . . . . . . 14

     18.  Finance Lease Status  . . . . . . . . . . . . . . . . . . . . 14

     19.  Disclaimer of Warranties  . . . . . . . . . . . . . . . . . . 15

     20.  Assignment by Lessor  . . . . . . . . . . . . . . . . . . . . 15

21.  Leasing of Components    . . . . . . . . . . . . . . . . . . . . . 16

22.  Rebuilds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

23.  Reports and Certificates   . . . . . . . . . . . . . . . . . . . . 17

24.  Miscellaneous    . . . . . . . . . . . . . . . . . . . . . . . . . 17

     -    Signature Lines   . . . . . . . . . . . . . . . . . . . . . . 18
     -    Lessee Certification; Notice of Tax Ownership   . . . . . . . 19
     -    Exhibit A - List of Used Equipment

                            MASTER LEASING AGREEMENT

     Master Leasing Agreement, dated as of August 15, 1997, by and between BLC Corporation of Foster City, California (herein called "Lessor") and Mid-America Dairymen, Inc. (herein called "Lessee").

     In consideration of the mutual covenants hereinafter contained, Lessor and Lessee agree as follows:

     1.   Definitions. As herein used:

     (a) "Acquisition Cost" of Equipment is an amount equal to the sum of the vendor's delivered price, dealer's delivery and handling charges, the cost of any original equipment which may be added, excise tax on the Equipment, any sales and use taxes, expenses of installation and freight, and other expenses required to effect delivery of the Equipment to Lessee, less purchase discounts obtained. Notwithstanding the foregoing, in the case of Used Equipment, the Acquisition Cost of such Equipment is an amount equal to the fair market value of such Equipment on August 31, 1997, as stated in Exhibit A hereto plus any applicable sales and use and excise taxes thereon.

     (b) The "Aggregate Amortization" of any Equipment is an amount equal to the sum total of the Monthly Amortization Figures for each of the months for which Rent for the Equipment has been paid.

     (c) The "Base Amount" means, as to any Equipment sold one (1) year from the last day of the month in which its lease term commences, the Acquisition Cost of such Equipment, and as to any Equipment sold more than one (1) year after the last day of the month in which its lease term commences, the Unamortized Value of such Equipment at the termination of its lease term. As to any Motor Vehicle purchased or sold by Lessee pursuant to the provisions of Sections 11 or 15 prior to one (1) year from the commencement of the lease term for such Motor Vehicle, "Base Amount" shall mean the then Unamortized Value of such Motor Vehicle.

     (d) "Basic Term" shall mean as to any item of Equipment the amortization period for such Equipment, selected by Lessee and approved by Lessor, as stated in the applicable Individual Leasing Record. Lessee shall select amortization periods based on the following table:


                           Type of Equipment              No. of Months
                           -----------------              -------------
                     Equipment listed in Subsection 1(f)      36-120

     Notwithstanding anything to the contrary contained herein, the Basic Term for the Used Equipment shall commence on September 1, 1997 and the Basic Term for each unit of Used Equipment shall be the number of months remaining in the original Basic Term for such unit of Used Equipment as of August 31, 1997 under the Master Leasing Agreement, dated as of June 1, 1990, by and between BLC Corporation, as Lessor, and Borden, Inc., as Lessee.

     All other Equipment shall have a Basic Term as approved by Lessor.

     In determining the Basic Term of Equipment, the anticipated useful life of such Equipment as it will be used by Lessee shall be considered, and upon request, Lessee will furnish Lessor with information with respect thereto.

     (e) (1) "Contingent Rent" shall mean the amount by which the proceeds of sale of any unit of Equipment pursuant to Section 10 of this Master Leasing Agreement are less than they would have been because of abuse, damage, extraordinary wear and tear or excessive usage or because the Equipment has not been maintained in accordance with the provisions of Sections 6 and 7 hereof. In the event Lessor and Lessee cannot agree on the amount of Contingent Rent due, if any, they shall utilize the appraisal procedure provided for in Section 10, with the consequences set forth therein.

          (2) If the sale proceeds of any unit of Equipment transmitted to Lessor are less than the Unguaranteed Residual, Lessee shall, in addition, be obligated to pay, and shall pay to Lessor, the amount (if any) of Contingent Rent with respect to such Equipment as is then determined in accordance with Subsection 1(e)(1), provided, however, that the amount of any Contingent Rent will not be greater than the amount by which the Unguaranteed Residual exceeds such proceeds of sale.

     (f) "Equipment" means the following types of property owned or to be owned by Lessor and leased by Lessor to Lessee or ordered by Lessor for lease to Lessee as provided herein:

          (i) New or used vehicles, including, but not limited to, passenger cars, light, medium and heavy trucks, tractors, trailers, vans, and buses; related equipment attached to such vehicles;

          (ii) certain units of used equipment previously leased by Borden, Inc. for its dairy operations from Lessor, as further described in Exhibit A hereto (for purposes of this Subsection, Exhibit A-1 shall list the units of used Motor Vehicles and Exhibit A-2 shall list the units of used Other Equipment) (any such used units of Equipment may be referred to herein as "Used Equipment"); and

          (iii)   any other property agreed upon by Lessor and Lessee.

     The Equipment listed in Subsections 1(f)(i) and (iii) above may be referred to herein as "New Equipment."

     (g) "Expected Residual" for any Equipment shall be the amount selected by the Lessee and approved by the Lessor in the applicable Individual Leasing Record. The execution of an Individual Leasing Record shall represent the agreement of Lessor and Lessee that the Expected Residual stated therein is not greater than a reasonable estimate of the expected fair market value for such Equipment at the end of the applicable Basic Term; provided that the Expected Residual for any Equipment shall not exceed 20% of the Acquisition Cost.

     Notwithstanding anything to the contrary contained herein, the Expected Residual for each unit of Used Equipment shall be the dollar amount as set forth in Exhibit A hereto.

     (h) "Extended Term" shall have the meaning specified in Subsection 17(b) hereof.

     (i) "Individual Leasing Record" is a record with respect to Equipment dated the date of the delivery of the Equipment to Lessee and setting forth a full description of the Equipment, its Acquisition Cost, the location and such other details as the parties may agree. With respect to Used Equipment, the date of delivery of such Equipment shall be deemed to be September 1, 1997. As between Lessor and Lessee the signature of Lessee on an Individual Leasing Record shall constitute acknowledgement by Lessee that the Equipment has been delivered in good condition and accepted for lease by Lessee as of the date of the Individual Leasing Record. The Individual Leasing Record shall contain a short form of lease to be executed by each of the parties reading substantially as follows:

     "The undersigned Lessor hereby leases to the undersigned Lessee, and Lessee acknowledges delivery to it in good condition of, the Equipment described above. The covenants, terms and conditions of this lease are those appearing in a Master Leasing Agreement between the undersigned Lessor and Lessee dated August 15, 1997, which covenants, terms and conditions are hereby incorporated by reference."

     Any Motor Vehicle leased hereunder shall be leased under an Individual Leasing Record in any form for the leasing of Motor Vehicles provided by Lessor (called herein "Motor Vehicle ILR") and any Other Equipment leased hereunder shall be leased under an Individual Leasing Record in any form for the leasing of Other Equipment provided by Lessor (called herein "Other Equipment ILR").

     (j) "Interim Rent" for any Equipment acquired during any partial first month during the term of the lease of such Equipment shall be determined in the manner that Rent is determined under Subsection l(n) hereof, but based on the product of

          (1)  the Acquisition Cost of the Equipment, multiplied by

          (2) a fraction having a numerator equal to the number of days remaining in such partial month and a denominator of 360, multiplied by

          (3)  the applicable percentage provided in Subsection l(n)(3).

     (k) "Monthly Amortization Figure" for any Equipment for each full month during the Basic Term for such Equipment is an amount equal to (i) the Acquisition Cost less the Expected Residual for such Equipment divided by (ii) the number of months in the Basic Term for such Equipment; provided that such Basic Term shall not exceed the amortization period referred to in the table set forth in Subsection 1(d) hereof

     The "Monthly Amortization Figure" for any Equipment for each full month during the Extended Term for such Equipment shall be equal to the Unamortized Value of such Equipment at the end of the Basic Term divided by the number of months in the Extended Term selected by Lessee and approved by Lessor plus the additional amount described in Subsection 17(b) hereof (if any).

     Monthly amortization shall be taken as of the close of business of the last day of each full month of the lease of the Equipment until the Unamortized Value of the Equipment has reached zero.

     (l) "Motor Vehicle" shall, for the purposes of this Master Leasing Agreement, mean any Equipment (i) which is an automobile, van, bus, light, medium or heavy duty truck, tractor, trailer, any other vehicle which can be used on a highway (regardless of whether such vehicle is licensed for such USE), OR ANY RELATED ITEM ATTACHED to such Equipment and (ii) for which Lessee shall have executed a MOTOR VEHICLE ILR, including without limitation, units of Used Equipment.

     (m) "Other Equipment" shall mean any Equipment which is not a Motor Vehicle, including without limitation, units of Used Equipment.

     (n) "Rent" for any Equipment for any month during the term of the lease of such Equipment will be the sum of the Monthly Amortization Figure for such Equipment, plus Contingent Rent for such Equipment (if any), plus an amount computed by multiplying the following:

          (1) the Unamortized Value of such Equipment on the first day of such month, by

          (2) a fraction having a numerator equal to the number of days in such month and a denominator of 360, by

          (3) a percentage (the "Percentage Rental Factor") equal to the sum of (i) 1.50% per annum for Motor Vehicles, and (ii) 2.00% per annum for Other Equipment plus the rate per annum obtained by dividing (y) the rate per annum at which deposits in U.S. dollars are offered by Citibank, N.A. to prime banks in the London Interbank Market for a period equal to one month, as quoted at 11:00 a.m. (London time) two Business Days (as such term is defined in Section 5 hereof) prior to the 1st day of the current month, by (z) a percentage equal to 100% minus the Reserve Percentage for such one-month period.

     (o) "Reserve Percentage" shall mean the reserve percentage applicable during such month under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City that Citibank, N.A. is required to maintain with respect to liabilities or assets consisting of or including Eurocurrency liabilities, having a term equal to one (1) month.

     (p) "UCC" shall mean the Uniform Commercial Code including the provisions of the Uniform Personal Property Leasing Act as adopted in the applicable state.

     (q) "Unamortized Value" of Equipment is the Acquisition Cost of the Equipment less its Aggregate Amortization.

     (r) "Unguaranteed Residual" shall mean 13% of the Base Amount for any unit of Equipment.

     2. Agreement for Lease of Equipment: Unconditional Obligation. (a) Subject to the terms and conditions of this Master Leasing Agreement and upon execution and delivery by the Lessor and the Lessee of an Individual Leasing Record evidencing the mutual agreement of the parties hereto with respect to the lease of specific units of Equipment, Lessor shall lease to Lessee such units of Equipment as set forth in such Individual Leasing Record. No Individual Leasing Record shall be effective and Lessor shall have no obligation to lease any particular unit of equipment hereunder unless and until such applicable Individual Leasing Record is executed by Lessor and in no event shall the Lessee execute and deliver to Lessor an Individual Leasing Record which, if executed and funded by Lessor, would result in the aggregate Unamortized Value of Equipment leased by Lessor to Lessee hereunder exceeding $25,000,000. All items of Used Equipment shall be acquired for lease hereunder on September 1, 1997. Lessor and Lessee hereby declare that this Master Leasing Agreement is, and is intended to be, an agreement to lease, and that every Individual Leasing Record executed by the parties pursuant to this Master Leasing Agreement is a lease. Lessor has or will have title to and will be the owner of the Equipment to be leased, and Lessee does not hereby acquire any right, equity, title or interest in the Equipment, except the right, as Lessee, to use the same under the terms hereof. If this Master Leasing Agreement is deemed at any time to be one intended as security, Lessee agrees that the Equipment shall secure all amounts owed by Lessee to Lessor as set forth herein. With respect to Motor Vehicles, the parties hereto agree that the Lessor will be treated as the owner for Federal income tax purposes. With respect to Motor Vehicles and Other Equipment the parties agree to treat this Master Leasing Agreement as a lease for all other purposes, including without limitation, accounting, commercial law or otherwise.

     (b) Lessor hereby covenants that, as long as Lessee is not in default hereunder, Lessee shall be entitled to the uninterrupted use and quiet enjoyment of the Equipment on the terms and conditions herein provided.

     (c) LESSEE HEREBY CONFIRMS THAT THIS MASTER LEASING AGREEMENT CANNOT BE CANCELED OR TERMINATED, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND THAT LESSEE'S OBLIGATION TO PAY RENT, INTERIM RENT AND ANY OTHER AMOUNTS DUE HEREUNDER ARE ABSOLUTE AND UNCONDITIONAL UNDER ANY AND ALL CIRCUMSTANCES AND SHALL BE PAID WITHOUT NOTICE OR DEMAND AND WITHOUT ANY ABATEMENT, REDUCTION, DIMINUTION, SET OFF, DEFENSE, COUNTERCLAIM OR RECOUPMENT DUE OR ALLEGED TO BE DUE TO, OR BY REASON OF, ANY PAST, PRESENT OR FUTURE CLAIMS WHICH LESSEE MAY HAVE AGAINST LESSOR, ANY VENDOR OR MANUFACTURER OF THE EQUIPMENT OR ANY PART THEREOF, OR ANY OTHER PERSON OR ANY REASON WHATSOEVER.

     3. Delivery. Lessor shall not be liable to Lessee for any failure or delay in obtaining Equipment or making delivery thereof. Upon delivery of Equipment to Lessee and receipt by Lessor of vendor's invoice approved by Lessee together with an Individual Leasing Record with respect to the Equipment, mutually acceptable to Lessee and Lessor, duly executed by Lessee and, if requested by Lessor, appropriate title papers for such Equipment, Lessor shall, subject to the provisions of this Master Leasing Agreement, execute such Individual Leasing Record and remit to the vendor or, at the request of Lessee, shall remit directly to the Lessee a check for the total of the vendor's invoice for such Equipment provided that the total amount paid by Lessor shall not exceed the Acquisition Cost of the Equipment. If the amount paid to the vendor by Lessor is less than the Acquisition Cost of the Equipment, to the extent that delivery costs or cost of additions to the Equipment have been met by Lessee, and do not exceed the Acquisition Cost, Lessor shall reimburse Lessee for such payment made by Lessee up to the amount of the Acquisition Cost.

     4. Lease Term. The lease hereunder of New Equipment shall be effective from the date of delivery of such New Equipment and the Individual Leasing Record shall be dated such date. With respect to the Used Equipment, Lessee shall execute and provide to Lessor one Motor Vehicle ILR and one Other Equipment ILR, each to be dated as of September 1, 1997, and Lessor shall, subject to the provisions of this Master Leasing Agreement, execute such Individual Leasing Records. The lease hereunder of such Used Equipment shall be effective from the date of the two Individual Leasing Records. The lease term for each unit of Equipment shall be for a period beginning with the effective date thereof and ending one (1) year after the last day of the month in which the effective date of the lease occurs. At the end of such one (1) year period and thereafter, the lease term shall be extended from month to month until terminated, as provided in Sections 10, 11, 14, 15, 16 or 17 hereof. Notwithstanding the foregoing, at least the provisions of Section 9 and the first sentence of Section 11 of this Master Leasing Agreement shall apply as between Lessor and Lessee with respect to any Equipment from the time the Equipment is ordered by Lessor pursuant to a request from Lessee. Upon expiration of the Basic Term or the Extended Term for each item of Equipment, unless Lessee shall have purchased such Equipment pursuant to Subsection 17(a), extended the lease term of such Equipment pursuant to Subsection 17(b) or sold such Equipment to an unrelated third party pursuant to Section 10, it shall be assumed that Lessee elected to extend the lease of such Equipment as described in Subsection 17(b) hereof.

     5. Rent. Lessee shall pay Rent and Interim Rent monthly in arrears on the 25th day of the current month. If Lessor shall not receive payment of Rent or Interim Rent when due hereunder, Lessee shall pay a late payment charge to Lessor on such late payment at a rate equal to the applicable Percentage Rental Factor (as provided in Subsection I (n)(3)) plus 3 % per annum (but in no event shall such rate be greater than that rate permitted by applicable law) for the period during which such late payment remains due and unpaid. Invoices from Lessor shall be rendered within a reasonable period of time after the Rent and Interim Rent can be determined. Such invoices shall cover the computation of Rent and other payments due hereunder for the month, adjustments to the preceding month's Rent resulting from commencement or termination of the lease of any Equipment during such month and other appropriate items, if any. All payments of Rent and Interim Rent and all other payments made by Lessee to Lessor pursuant to this Master Leasing Agreement shall be paid to Lessor in lawful money of the United States in immediately available funds by wire transfer to Lessor's Account No. 3846-9701 at Citibank, N.A., 399 Park Avenue, New York, New York 10043. If the date for the payment or determination of Rent and Interim Rent shall not occur on a day when banks in New York, New York are generally open for business (a "Business Day"), such payment shall be due and such determination shall be made on the immediately preceding Business Day.

     6. Use of Equipment. (a) Lessor and Lessee hereby acknowledge and agree that the Equipment leased hereunder shall at all times be the sole and exclusive property of Lessor, and Lessee shall have no right, title or property therein but only the right to use the same as Lessee as herein provided. So long as Lessee is not in default in any obligation to Lessor, Lessee may use the Equipment in the regular course of its business or the business of any subsidiary or affiliate of Lessee and may permit others to use same for any lawful purpose. Such use shall be confined to the United States. Lessee shall promptly and duly execute, deliver, file and record all such documents, statements, filings and registrations, and take such further action as Lessor shall from time to time reasonably request in order to establish, perfect and maintain Lessor's title to and interest in the Equipment as against Lessee or any third party. Lessee shall provide Lessor with all license, registration and vehicle identification numbers relating to automotive equipment leased hereunder. Lessee shall provide Lessor with prior notice in writing of any change in the principal location of any unit of Equipment, of any change in the primary business address of Lessee in any particular jurisdiction or of any change in the legal name or business structure of the Lessee. Notwithstanding the foregoing, no such changes shall be undertaken unless and until all legal requirements shall have been met or obtained. Upon the Lessor's request, Lessee shall advise Lessor in writing where all Equipment leased hereunder as of such date is principally located. Lessee shall not use any Equipment or allow the same to be used for any unlawful purpose. Lessee shall use every reasonable precaution to prevent loss or damage to Equipment and to prevent injury to third persons or property of third persons. Lessee shall cooperate fully with Lessor and all insurance companies providing insurance under Section 8 hereof in the investigation and defense of any claims and suits. Lessee shall comply and shall cause all persons operating Equipment to comply with all insurance policy conditions and with all statutes, decrees, ordinances and regulations regarding acquiring, titling, registering, leasing, insuring, using, operating, and disposing of Equipment, including all local, state and federal environmental laws and regulations of whatever kind which relate in any way to the use of the Equipment, and the licensing of operators thereof. Lessor or any authorized representative of Lessor may during reasonable business hours from time to time inspect Equipment wherever the same be located. Lessee shall register and title all automotive Equipment in the manner requested by Lessor. If requested by Lessor, Lessee shall cause one of its authorized employees to hold in his custody and control all registration certificates and certificates of title covering automotive Equipment, as custodian for Lessor, and, if further requested by Lessor, Lessee shall cause such employee to certify annually in a written report to Lessor that all certificates of title required by applicable law and regulations have been obtained and are being held on behalf of Lessor. Pursuant to the provisions of the Truth in Mileage Act of 1986 (the "Act") and the regulations relating thereto, certain odometer disclosures must be made by the transferor at the time the title to any motor vehicle is transferred. Lessor hereby appoints Lessee, and Lessee hereby agrees to act, as its agent to make all such disclosures, In addition, the regulations described above require the Lessor to inform the Lessee and Lessor hereby so informs Lessee that failure to comply with the Act and the regulations relating thereto may result in fines and/or imprisonment for the party making the false disclosure or failing to make the required disclosure. Lessee upon written request from Lessor, or if necessary or advisable under applicable law, shall attach to each unit of Equipment in a place designated by Lessor (or if no such place has been designated, in a prominent place), a sign, stencil, plaque, or legend disclosing the ownership of Lessor and the interest of any mortgagee or assignee in the Equipment.

     (b) Lessor shall have the right to make any security filings necessary or desirable to protect its interest in the Equipment, including, but not limited to, UCC personal property filings, and shall have the right to make UCC personal property filings without the Lessee's signature where authorized by law. Lessee shall cooperate with Lessor and shall pay all costs and expenses incurred by Lessor in completing and making all such filings.

     (c) LESSEE SHALL NOT WITHOUT PRIOR WRITTEN CONSENT OF LESSOR SUBLEASE ANY EQUIPMENT NOR PERMIT, OR SUFFER TO EXIST, ANY LIEN OR ENCUMBRANCE OTHER THAN THOSE PLACED THEREON BY LESSOR OR BY PERSONS CLAIMING ONLY AGAINST LESSOR AND NOT AGAINST LESSEE, NOR SHALL LESSEE ASSIGN ANY RIGHT OR INTEREST HEREIN OR IN ANY EQUIPMENT, PROVIDED, HOWEVER, THAT LESSEE MAY SUBLET EQUIPMENT TO SOUTHERN FOODS GROUP, L.P., MILK PRODUCTS, LLC, OR ANY SUBSIDIARY, AFFILIATE, OFFICER OR EMPLOYEE OF LESSEE, OR TO ANY CONTRACTOR FOR USE IN PERFORMING WORK FOR LESSEE, PROVIDED THAT SUCH SUBLETTING SHALL IN NO WAY AFFECT THE OBLIGATIONS OF LESSEE HEREUNDER, OR THE RIGHTS OF LESSOR HEREUNDER. THE RIGHTS OF THE LESSEE TO ASSIGN ITS INTEREST AS LESSEE HEREUNDER, AS DESCRIBED IN SECTION 303 OF THE LEASING ARTICLE OF THE UCC, ARE HEREBY WAIVED BY LESSEE.

     7. Improvements and Repair of Equipment. Lessee shall pay all costs, expenses, fees and charges incurred in connection with the use and operation of Equipment during the lease thereof Lessee shall at all times, at its own expense, keep Equipment in good condition and repair, and in good and efficient working order, reasonable wear and tear only excepted. This provision shall apply regardless of the cause of damage and all risks with respect thereto are assumed by Lessee. At its own expense, Lessee shall supply and replace all parts to the Equipment and shall supply the necessary power and other items required in the operation of the Equipment. In the case of motor vehicles or other automotive Equipment, Lessee shall supply and replace all items required in the operation of such Equipment, including, without limitation, all parts, tires and tubes, gasoline, oil, and grease; shall put and keep such Equipment in condition to meet foreseeable climatic conditions; and shall arrange for the satisfactory storage of such Equipment. All improvements and additions to any of the Equipment shall become and remain the property of Lessor, except that any improvements or additions for which Lessor has not made a payment under
Section 3 of this Master Leasing Agreement, Which constitute severable improvements and which when attached to or removed from the Equipment will not diminish the value or usefulness of such Equipment, shall become and remain the property of Lessee.

     8. Insurance. Lessee shall, at its own expense, with respect to Equipment maintain insurance insuring the respective interests of Lessor and Lessee and covering (i) physical damage to Equipment and (ii) liability for personal injury, death and property damage resulting from the operation, ownership, use and possession of Equipment including all environmental or pollution liability. Policies covering physical damage risks shall be in an amount not less than the Unamortized Value of Equipment. Lessee shall maintain third-party liability insurance covering personal injury, death and property damage Lability as a result of one accident including all environmental or pollution Lability in the same amount as that insurance coverage maintained by Lessee with respect to Lessee's owned equipment of the same types as the Equipment leased hereunder, but in no event shall such coverage be less than $25,000,000. All policies covering physical damage risks and all third party liability insurance required hereunder shall be subject to the same self-insured retention or deductible amounts as are applicable to Lessee's owned equipment of the same types as the Equipment leased hereunder; provided, however, that if any such self-insured retention amount is greater than $250,000, Lessee may self-insure only such portions of the foregoing coverage as Lessor may approve in writing. The above insurance shall also include the following for all automotive equipment leased hereunder, in amounts not less than the applicable minimum legal requirements:
(a) uninsured/underinsured motorist coverage and (b) no fault protection. Lessor and its direct affiliates shall be named as additional insureds as their interests may appear in all insurance policies required under this Section. All such policies shall provide for at least thirty (30) days' written notice to Lessor of any cancellation or material alteration of such policies. Lessee shall furnish Lessor certificates or other evidence satisfactory to Lessor of compliance by Lessee with the provisions hereof, but Lessor shall be under no duty to examine such certificates or to advise Lessee in the event its insurance is not in compliance herewith. Lessee covenants that it will not use or operate or permit the use or operation of any Equipment at any time when the insurance required by this Section is not in force with respect to such Equipment. Lessee's obligation to maintain insurance with respect to any Equipment shall commence on the actual day of delivery of the Equipment and shall continue until the Equipment is sold or the lease of the Equipment terminates, whichever is sooner.

     9.   Indemnity.

     (a) Lessee agrees to indemnify and hold harmless Lessor, any employee of Lessor and any parent, subsidiary or affiliate of Lessor against any and all claims, demands and liabilities of whatsoever nature (including all negligence, tort and strict liability claims), judgments, suits and all legal proceedings, and all costs and expenses (including litigation expenses) relating to or in any way arising out of

          (i) the selection, manufacture, purchase, acceptance, ownership, ordering, delivery, non-delivery, acquisition, making of payments (by electronic transfer, check or other means), rejection, installation, possession, leasing, titling, registration, re-registration, custody by Lessee of title and registration documents, use, non-use, misuse, operation, condition, servicing, maintenance, transportation, repair, improvement, alteration, replacement, storage, control or disposition of Equipment leased or requested by Lessee to be leased hereunder, except to the extent that such costs are included in the Acquisition Cost of such Equipment within the dollar limit provided in Section 2 hereof (or within any change of such limit agreed to in writing by Lessor and Lessee) and except for any general administrative or overhead expenses of Lessor;

          (ii) all recording and filing fees, stamp taxes and like expenses with respect to security filings on the Equipment incurred by Lessor or its agent;

          (iii) all costs, charges, damages or expenses for royalties and claims and expenses arising out of or necessitated by the assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of any Equipment, provided, however, that Lessor will to the extent permissible make available to Lessee Lessor's fights under any similar indemnification arising by contract or operation of law from the manufacturer of Equipment;

          (iv) all federal, state, county, municipal, foreign or other fees and taxes of whatsoever nature, including but not limited to license, qualification, franchise, sales, use, gross receipts, ad valorem, business, property (real or personal), excise, motor vehicle, and occupation fees and taxes, and penalties and interest thereon, whether assessed, levied against or payable by Lessor or otherwise, with respect to Equipment or the acquisition, purchase, sale, rental, use, operation, control, ownership or disposition of Equipment or measured in any way by the value thereof or by the business of, investment in, or ownership by Lessor with respect thereto, excepting only net income taxes on the net income of Lessor determined substantially in the same manner as net income is presently determined under the Federal Internal Revenue Code, and any excise, sales or use taxes included in the Acquisition Cost of the Equipment;

          (v) any violation, or alleged violation, by Lessee of this Master Leasing Agreement or of any contracts or agreements to which Lessee is a party or by which it is bound, or any laws, rules, regulations, orders, writs injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other requirements having the force of law applicable at any time to Equipment or any action or transaction by Lessee with respect thereto or pursuant to this Master Leasing Agreement, including, but not limited to, any costs, expenses or liabilities arising from Lessee's failure to comply with the provisions of the Act and the regulations relating thereto or the violation of any local, state or federal environmental laws or regulations of whatever kind which relate in any way to the use of the Equipment; or

          (vi) tort claims of any kind (whether based on strict liability or otherwise) including claims for injury to or death of persons (including Lessee's employees) and for damage to property related directly or indirectly in any way to the ownership, maintenance, use and operation of any Equipment.

     (b) Lessee shall forthwith upon demand reimburse Lessor for any sum or sums expended with respect to any of the foregoing, or shall pay such amounts directly upon request from Lessor. Lessee shall be subrogated to Lessor's right in the affected transaction and shall have a right to determine the settlement of claims therein but in the best interests of Lessor. The foregoing indemnity in this Section shall survive the expiration or earlier termination of this Master Leasing Agreement or any lease of Equipment hereunder.

     (c) If any claim is made or action commenced against Lessor for death, personal injury or property damage resulting from the ownership, maintenance, use or operation of any Equipment, Lessor shall promptly notify Lessee thereof and forward to Lessee a copy of every demand, notice, summons or other process received in connection therewith. Lessee hereby agrees that it shall fully defend and indemnify Lessor and handle all aspects of any such claim or action. Lessee further agrees to keep Lessor reasonably informed as to the progress of any such claim or action. Lessor shall have the right to arrange for its own defense against any such claim or action if, in lessor's reasonable discretion, Lessor believes a separate defense would be in its best interests.

     10. Sale or Disposition of Equipment; Adjustment of Rent. (a)   After the
expiration of one (1) year from the last day of the month in which the lease of any Equipment is effective, if such Equipment with respect to the Lessee has become no longer useful in Lessee's business, and provided that Lessee is not in default hereunder, Lessee may arrange for the termination of the lease of such Equipment in the manner and with the consequences hereinafter set forth. Lessee shall deliver written notice to Lessor, signed by an authorized officer of Lessee, identifying the Equipment the lease of which Lessee proposes to terminate, the proposed sale price and the terms of the proposed sale. Such notice shall constitute a certificate of Lessee that such Equipment has become no longer useful in Lessee's business. After delivery of such notice, Lessee, on behalf of and in cooperation with

Lessor, shall proceed directly with negotiating the sale or disposition of such Equipment to a third party unrelated to Lessor or Lessee and Lessor shall execute and transmit to Lessee all papers needed to effectuate such sale or disposition. In arranging such sale or disposition of any Equipment pursuant to this Section 10, Lessee shall use its best efforts to obtain sale proceeds not less than such Equipment's retail fair market value, delivered to a purchaser or purchasers unrelated to Lessee, giving due consideration to whether the Equipment's value is higher as an aggregate, or as two or more lots of equipment. If the parties cannot agree upon such fair market value or values, they shall appoint a qualified independent appraiser to determine the amount and his decision shall be final; and, if the parties are unable to agree on a single qualified independent appraiser, each shall appoint one qualified independent appraiser and the two so appointed shall, if they are unable to agree on the fair market value, jointly name a third, in which event the decisions of a majority of the appraisers as to the fair market value shall be final. All fees and expenses of the appraiser(s) shall be borne by Lessee. If the proposed sale price specified in such notice is less than the Unguaranteed Residual of such Equipment, Lessee shall not proceed to sell the Equipment until it has received the consent of Lessor, which consent shall not be unreasonably withheld.

     Lessee shall cause the sale proceeds of such Equipment to be transmitted promptly to Lessor. The lease of such Equipment and Lessee's obligation to pay Rent shall continue until such sale proceeds and additional Rent, if any, are received by Lessor, or Lessor's assignee, and shall thereupon terminate. If the sale proceeds of such Equipment are less than the Unamortized Value of such Equipment at the time of the termination of the lease of such Equipment hereunder, Lessee shall forthwith pay as additional Rent an amount equal to such deficiency. If the sale proceeds of such Equipment are more than the Unamortized Value of such Equipment at the time of the termination of the lease of such Equipment hereunder, Lessor, in consideration of Lessee's agreement hereunder to repair, maintain and insure the Equipment, shall as an adjustment of Rent forthwith pay to Lessee or, at the option of Lessee, credit Lessee's account in an amount equal to the difference between said sale proceeds and said Unamortized Value. If for any month funds are payable by Lessor to Lessee under this Section, the amount so payable may be deducted by Lessee from funds payable during the same month by Lessee for Rent of Equipment.

     Notwithstanding the foregoing, if the sale proceeds of any unit of Equipment are less than the Unamortized Value of such Equipment but equal to or greater than the Unguaranteed Residual of such Equipment, Lessee shall at the same time pay Lessor a sum equal to the difference between the amount of the sale proceeds (which proceeds for purposes of determining Lessee's liability may be reduced due to prior or subsequent sales of other units of Equipment as hereinafter described) and the Unamortized Value. If the sale proceeds of any unit of Equipment plus Contingent Rent are less than the Unguaranteed Residual of such Equipment Lessee shall at the same time pay Lessor a sum equal to the Unamortized Value of such Equipment less the Unguaranteed Residual of such Equipment. In the event a deficiency arises because Lessor does not receive the Unguaranteed Residual, to the extent that in any prior or subsequent sale of any unit of Equipment, sale proceeds were received or will be received in excess of the Unguaranteed Residual, such excess sale proceeds shall be paid to Lessor, with respect to future sales, upon the sale of any unit of Equipment, and with respect to prior equipment sales resulting in excess proceeds, at the time the deficiency arises. Any sale proceeds of Equipment in excess of the Unamortized Value of the Equipment after the expiration of the lease terms of all Equipment will be for the account of Lessee.

     The term "sale proceeds" for purposes of this Master Leasing Agreement shall mean the gross purchase price paid by the purchaser, without charge or reduction in any manner on account of any costs or expenses of sale, removal, transportation, repair, storage, delivery or similar costs or expenses, and all of such costs and expenses (if any) shall be borne by Lessee.

     (b) If Lessee shall, pursuant to the provisions of this Master Leasing Agreement, exercise an option to purchase any Equipment for its fair market value, such purchase shall be treated as a sale of such Equipment under Subsection 10(a) above.

     11. Loss or Destruction of the Equipment. Lessee hereby assumes all risks of loss or damage to the Equipment howsoever the same may be caused. Lessee shall notify Lessor immediately of any loss or of any damage to any Equipment in an amount in excess of $5,000 and shall keep Lessor informed of all developments and correspondence regarding insurance rights and other rights and liabilities arising out of the loss or damage. In the event of total destruction of any of the Equipment or damage beyond repair or the commandeering, conversion or other such loss of any of the Equipment, or if the use thereof by Lessee in its regular course of business is prevented by the act of any third person or persons, or any governmental instrumentality, for a period exceeding ninety (90) days, or if any of the Equipment is attached (other than on a claim against Lessor but not Lessee) or is seriously damaged and the attachment is not removed or the Equipment not repaired, as the case may be, in a period of ninety (90) days, then in any such event:

     (a)  Lessee shall promptly notify Lessor in writing of such fact;

     (b) Within ten (10) days thereafter Lessee shall (i), in the case of Other Equipment, pay to Lessor, or Lessor's assignee, an amount equal to the Unamortized Value of such Other Equipment at the time of payment and (ii), in the case of Motor Vehicles, either arrange for and effect a sale of such Motor Vehicle pursuant to the provisions of Section 10 or purchase such Motor Vehicle for the greater of its then fair market value or its then Unamortized Value;

     (c) The lease of such Equipment shall continue until such payment has been received by Lessor, or Lessor's assignee, and shall thereupon terminate; and

     (d) Upon such payment all of Lessor's title to and rights in such Equipment and any insurance thereon shall automatically pass to Lessee or its designee.

     12. Surrender of Equipment. Upon the final termination of the lease as to any Equipment (other than a termination as provided for in Sections 10, 11, 14, 15, 16, or 17), Lessee shall surrender such Equipment to Lessor at Lessee's property where the Equipment is then located or at such other place as may be agreed upon. Following such surrender, Lessor, or Lessor's agent, shall effect a sale of such Equipment to a third party. The sales proceeds from any such sale shall be treated in the same manner as the sale proceeds from a sale made pursuant to the terms and provisions of Section 10 hereof. Lessee shall cooperate with Lessor in effecting removal of the Equipment from Lessee's property.

     13. Events of Default. The following events of default by Lessee ("Events of Default") shall give rise to rights on the part of Lessor described in
Section 14:

     (a) Default in the payment of Rent, Interim Rent or any other payment due from Lessee hereunder beyond ten (10) days from the date the Rent, Interim Rent or other payment is due; or

     (b) Default in the covenant of Lessee in Section 8 hereof as to non-use of any Equipment as to which the required liability insurance is not in force; or

     (c) Default in the payment or performance of any other liability, obligation, or covenant, condition or agreement to be performed or observed by Lessee hereunder or breaches of any representation or provision contained herein or in any other document furnished to Lessor in connection herewith, and such failure or breach shall continue unremedied for thirty (30) days after written notice to Lessee sent by registered or certified mail by Lessor; or

     (d) The termination of existence, the termination of the business of, or the making of an assignment for the benefit of creditors by, Lessee; or

     (e) The institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against Lessee and, if instituted against Lessee, its consent thereto or the pendency of such proceedings for at least sixty (60) days; or

     (f) Lessee shall admit in writing its inability to pay its debts generally when due; or

     (g) Lessee shall create, incur, assume or suffer to exist any mortgage, lien, pledge or other encumbrance or attachment of any kind whatsoever upon, affecting or with respect to the Equipment or this Master Leasing Agreement or any of Lessor's interests hereunder; or

     (h) The dissolution, merger, reorganization or sale of all or substantially all of the assets of Lessee without the prior written approval of Lessor, which approval shall not be unreasonably withheld provided that the Lessee or any surviving entity of such dissolution, merger, reorganization or sale of all or substantially all of the assets of Lessee shall be rated at least BBB by Standard and Poor's Corporation or Baa2 by Moody's Investors Services.

     Lessee shall be obligated to provide Lessor with written notice of any Event of Default and of any event which, with notice, or the lapse of time, or both, would constitute an Event of Default promptly upon Lessee becoming aware of any such event.

     14. Rights of Lessor upon Default of Lessee. Upon the occurrence of any of the Events of Default and at any time thereafter Lessor may, with or without terminating the Master Leasing Agreement, in its discretion do one or more of the following:

     (a) Terminate the lease of any or all Equipment upon five (5) days' written notice to Lessee sent by certified mail;

     (b) Whether or not any lease is terminated, take immediate possession of any or all of the Equipment, including substituted parts, accessories or equipment and/or other equipment or property of Lessor in the possession of Lessee, wherever situated and for such purpose, enter upon any premises without liability for doing so;

     (c) Whether or not any action has been taken under Subsections 14(a) or
(b) above, Lessor may sell any Equipment (with or without the concurrence or request of Lessee) and Lessor shall retain all proceeds from such sale. In addition, if the sales proceeds (reduced by any legal costs or any costs or expenses of sale, removal, transportation, repair, storage, delivery, or similar costs and expenses) are less than the Unamortized Value of the Equipment sold, Lessee shall pay to Lessor any such shortfall;

     (d) Hold, use or lease any Equipment as Lessor in its sole discretion may decide, and continue to hold Lessee liable for any deficiency between the rent received by Lessor from others and the Rent and Interim Rent payable hereunder for the balance of the term of the lease of such Equipment;

     (e) Invoke and exercise any other remedy or remedies available to Lessor by law or in equity.

     No remedy referred to in this Section is intended to be exclusive, but shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity. No express or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessee or a waiver of any of Lessor's rights.

     If after default Lessee fails to deliver or converts the Equipment or the Equipment is destroyed, Lessee shall be liable to Lessor for all unpaid Rent and Interim Rent to the date of such failure to deliver, conversion or destruction of such Equipment plus its Unamortized Value at the time and all loss and damages sustained and all costs and expenses incurred by reason of the default. If after default Lessee delivers Equipment to Lessor or if Lessor repossesses Equipment, Lessee shall be liable for and Lessor may recover from Lessee all unpaid Rent and Interim Rent to the date of such delivery or repossession plus all loss and damages sustained and all costs and expenses incurred by reason of the default.

     15. Equipment To Be and Remain Personal Property. It is the intention and understanding of both Lessor and Lessee that all Equipment shall be and at all times remain personal property. Lessee will obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any rights in the Equipment paramount to the rights of Lessor, by reason of such Equipment being deemed to be real property. If, notwithstanding the intention of the parties and the provisions of this Section 15, any person acquires or claims to have acquired any rights in any Equipment paramount to the rights of Lessor, by reason of such Equipment being deemed to be real property, and such person seeks in any manner to interfere with the continued quiet enjoyment of the Equipment by Lessee as contemplated by this Master Leasing Agreement, then Lessee shall promptly notify Lessor in writing of such fact (unless the basis for such interference is waived or eliminated to the satisfaction of Lessor within a period of ninety (90) days from the date it is asserted) and Lessee shall within ninety (90) days after such notice (i), as to Other Equipment, pay to Lessor or Lessor's assignee an amount equal to the Unamortized Value of such Other Equipment at the time of payment and (ii), as to Motor Vehicles, either arrange for and effect a sale of such Equipment pursuant to the provisions of Section 10 or purchase such Equipment pursuant to the provisions of Subsection 17(a). The lease of the Equipment shall continue until such payment has been received and shall thereupon terminate; and upon such payment all of Lessor's title to and rights in such Equipment shall automatically pass to Lessee or its designee.

     16. Termination. Either Lessor or Lessee may terminate this Master Leasing Agreement at any time with respect to any equipment not yet leased hereunder effective upon the delivery of notice in writing to the other party of such termination, provided, however, neither such notice nor termination shall affect any transactions entered into or rights created or obligations incurred prior to such termination. In the event of any such termination, Lessee shall arrange for and effect not later than one (1) year from the termination date or upon the expiration of the Basic Term, whichever occurs first, a termination of the lease of all Equipment hereunder and a sale of all Equipment in the manner and with the consequences as provided in Section 10 hereof provided that in the event of any such termination and sale, the Unguaranteed Residual shall equal $0. In addition, in the event Lessor exercises its right to terminate under this Section 16, Lessee shall also have the right to purchase all such Equipment for its then Unamortized Value not later than one (1) year from the termination date or upon the expiration of the Basic Term, whichever occurs first. Notwithstanding the provisions of Section 4 hereof, the lease term for all Equipment, the lease of which is terminated under this Section, and Lessee's obligation to pay Rent and Interim Rent shall continue until Lessor receives the sale proceeds or the purchase price of such Equipment.

     17. Purchase of Equipment, Extended Term. (a) After the expiration of the Basic Term of any Equipment leased hereunder, and provided that Lessee is not in default hereunder, Lessee may purchase such Equipment for the greater of its then fair market value or its then Unamortized Value. The lease of such Equipment and Lessee's obligation to pay Rent therefor shall continue until the purchase price, any due and unpaid Rent and any other amounts due hereunder with respect to such Equipment have been transmitted to Lessor and shall thereupon terminate. If the parties cannot agree on the fair market value of any such Equipment, they shall follow the appraisal procedures provided in
Section 10.

     (b) Upon expiration of the Basic Term for any Equipment leased hereunder, and provided that an event of default has not occurred and is continuing, Lessee, with Lessor's consent, may extend the term of this Master Leasing Agreement for such Equipment for an additional term to be agreed to by Lessor and Lessee (the"Extended Term"). During such Extended Term the Rent payable for such Equipment shall equal the fair market rental value for such Equipment as agreed to by Lessor and Lessee and as determined at the commencement of such Extended Term (the "Fair Market Rent"); provided, however;

          (i) With respect to Equipment for which Lessee shall have selected an Expected Residual, if during any month during the Extended Term such Fair Market Rent shall be less than an amount calculated in accordance with Subsection 1(n) (based on an amortization period as agreed to by Lessor and Lessee, as determined at the commencement of such Extended Term and based on an Expected Residual of 0% at the end of such Extended Term) (the "Minimum Rent"), Lessee shall pay such Minimum Rent instead of the Fair Market Rent. That portion of any Fair Market Rent paid during any month which is in excess of the applicable Minimum Rent shall be deemed to be the additional monthly amortization for such Equipment until such time as the Aggregate Amortization for such Equipment equals the Acquisition Cost of such Equipment;

          (ii) If the Aggregate Amortization of any Other Equipment leased hereunder equals the Acquisition Cost of such Other Equipment, the Fair Market Rent for such Equipment thereafter will be an amount equal to one half of one percent (0.5%) of the Acquisition Cost of such Other Equipment; and

          (iii) If the parties cannot agree on such Fair Market Rent, they shall follow the appraisal procedures provided in Section 10.

     (c) If on or prior to the expiration of the Basic Term for any Equipment Lessee shall fail to elect to purchase such Equipment pursuant to Subsection 17(a), sell such Equipment to an unrelated third party pursuant to Section 10, or extend the term of the lease of such Equipment at the Fair Market Rent pursuant to Subsection 17(b), it shall be assumed that Lessee elected to extend the lease of such Equipment pursuant to Subsection 17(b).

     18. Finance Lease Status. The parties agree that this lease and each Individual Leasing Record hereunder is a "Finance Lease" AS defined by the UCC. Lessee acknowledges that Lessee has reviewed and approved any written "Supply Contract" (as such term is defined in the UCC), covering the Equipment purchased from the "Supplier" (as such term is defined in the UCC), thereof for lease to Lessee. Lessee also acknowledges the following:

     (a)  Lessor has not selected, manufactured, or supplied the Equipment;

     (b) Lessor acquired or will acquire the Equipment or the right to possession and use of the Equipment in connection with the Individual Leasing Record; and

     (c) Lessor provides no warranties or other rights with respect to the purchase of the Equipment and any and all rights Lessee has with respect to the purchase of the Equipment are solely against Supplier.

     19. Disclaimer of Warranties. LESSEE AGREES AND ACKNOWLEDGES THAT ACCEPTANCE OF THE EQUIPMENT FOR LEASE SHALL CONSTITUTE LESSEE'S ACKNOWLEDGEMENT AND AGREEMENT THAT LESSEE HAS FULLY INSPECTED SUCH EQUIPMENT, AND THAT THE EQUIPMENT IS IN GOOD ORDER AND CONDITION AND IS OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY LESSEE, THAT LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR ITS PURPOSE, THAT LESSOR IS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF EQUIPMENT, THAT LESSOR HAS NOT SELECTED, MANUFACTURED OR SUPPLIED SUCH EQUIPMENT, THAT LESSOR HAS PURCHASED THE EQUIPMENT FROM VENDORS OF LESSEE'S CHOICE, AND THAT LESSOR HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, EXPRESS WARRANTY, IMPLIED WARRANTY, OR COVENANT WHATSOEVER WITH RESPECT TO TITLE, MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, SUITABILITY, OPERATION OR FITNESS OF THE EQUIPMENT IN ANY RESPECT OR IN CONNECTION WITH, OR FOR ANY PURPOSE OR USE OF LESSEE, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. Lessor shall, at Lessee's sole expense take all action reasonably requested by Lessee to make available to Lessee any rights of Lessor under any express or implied warranties of any manufacturer or vendor of the Equipment. The Lessee acknowledges and agrees that neither the manufacturer, the supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Master Leasing Agreement and no representation as to the Equipment or any other matter by the manufacturer or supplier shall in any way affect Lessee's duty to pay Rent and perform its other obligations as set forth in this Master Leasing Agreement.

        20. Assignment by Lessor. LESSEE ACKNOWLEDGES NOTICE THAT LESSOR MAY, IN CONNECTION WITH FINANCING ITS ACQUISITION AND OWNERSHIP OF SOME OR ALL OF THE EQUIPMENT, GRANT PARTICIPATIONS OR SECURITY INTERESTS IN OR SELL OR ASSIGN ITS INTERESTS IN SUCH EQUIPMENT, THIS MASTER LEASING AGREEMENT OR ANY RENT, INTERIM RENT OR OTHER AMOUNTS DUE HEREUNDER. Any instrument executed in connection with such assignment shall contain a provision to the effect that as long as Lessee is not in default hereunder or under any lease executed pursuant hereto, it shall be entitled to uninterrupted use and quiet enjoyment of the Equipment on the terms herein provided. After such assignment the terms and provisions of this Master Leasing Agreement may not be altered, modified or waived without the written consent of such assignee. In connection with such assignment Lessee agrees to execute such documents as Lessor or its assignee may reasonably request, including notices, acknowledgements and financing statements. Lessee agrees to permit Lessor to record this Master Leasing Agreement. Upon the written request of such assignee, the Lessee shall make payment of all Rent, Interim Rent and other payments due hereunder with respect to such assignment to the assignee without abatement, deduction or set off. Such payments shall discharge the obligations of the Lessee to the Lessor hereunder to the extent of such payments. Lessee further covenants and agrees that it will not assert against Lessor's assignee any defense, counterclaim or set off due to a breach of warranty or otherwise in any action for Rent, Interim Rent or any other amounts due hereunder or for possession of the Equipment which is brought by Lessor's assignee. The assignment by the Lessor to the assignee of rights hereunder shall not impose on the assignee any of the duties or obligations of the Lessor hereunder, but in all other respects the assignee shall have all the rights of the Lessor hereunder to the extent necessary to realize upon Rent, Interim Rent and other amounts due hereunder and to protect the assignee's security interest in Equipment resulting from such assignment.

     21. Leasing Of Components. (a) Lessee may lease components of Equipment, no one of which constitutes a completed unit of Equipment but all of which shall be assembled into a completed unit of Equipment. The completed unit of Equipment and each of the components thereof shall be owned by Lessor and leased to Lessee hereunder. A component Individual Leasing Record shall be executed for each component of Equipment leased hereunder, and each such component Individual Leasing Record shall be clearly designated as such on the form of such Individual Leasing Record. The lease of each component shall be effective from the date of delivery of such component and the component Individual Leasing Record for such component shall be dated as of such date. When delivery is made on one or more components constituting less than a completed unit of Equipment, Lessee shall cause all such delivered components to be assembled into a completed unit of Equipment within six (6) months after the first day of the calendar month following the first of any such deliveries or within such longer period as may be agreed upon in writing by Lessor.

     (b) Lessee shall pay Interim Rent to Lessor on a monthly basis for all components not yet assembled into a completed unit of Equipment beginning on the date of the applicable component Individual Leasing Record and continuing to and including the day before the commencement date of the applicable final Individual Leasing Record. As used in this Section "Interim Rent" for components shall equal the product of (i) The aggregate Acquisition Cost of the components, multiplied by (ii) a fraction having a numerator equal to the number of days such components are under lease during such month and a denominator of 360, multiplied by (iii) the Percentage Rental Factor as provided for in Subsection
I (n)(3).

     (c) Upon assembly into a completed unit of Equipment, a final Individual Leasing Record shall be executed, the Monthly Amortization Figure and Rent shall be computed, and the lease term shall be deemed to commence for such unit of Equipment as of the date of the final Individual Leasing Record. The final Individual Leasing Record shall be dated as of the first day of the next succeeding month following assembly of the components into a completed unit of Equipment. The component Individual Leasing Records for the components of the completed units of Equipment shall be canceled on the same date the final Individual Leasing Record shall be dated. The Acquisition Cost of the completed unit of Equipment shall be the sum of the Acquisition Costs of the components thereof and all reasonable labor and other expenses incurred in assembling the unit of Equipment, and shall be amortized as provided in Subsections 1(d) and 1(k).

     (d) Notwithstanding the foregoing, at least the provisions of Section 9 and the first sentence of Section 11 of this Master Leasing Agreement shall apply as between Lessor and Lessee with respect to all components from the time such components are ordered by Lessor pursuant to a request from lessee or from the time such components are delivered to Lessee, whichever shall first occur.

     22. Rebuilds. Lessee may, subject to Lessor's approval, prior to the expiration of the lease of any Equipment, rebuild such Equipment if the remaining life thereof is thereby extended, and if such rebuilt Equipment and all components thereof are owned by Lessor and leased to Lessee hereunder. When the rebuilt Equipment is delivered and accepted, a new Individual Leasing Record shall be substituted for the original Individual Leasing Record which shall be canceled. The new Individual Leasing Record shall be dated and the original Individual Leasing Record canceled as of Leasing Record canceled as of the date of such delivery. The cost of such rebuild, if approved by Lessor, shall be paid by Lessor and added to the Unamortized Value, if any, of the Equipment at the time the new Individual Leasing Record is substituted, and the sum thereof shall be the Acquisition Cost of the rebuilt Equipment. The maximum number of months over which the Acquisition Cost of the rebuilt Equipment may be amortized shall be determined in accordance with Subsection 1(d) and as though the rebuilt Equipment were a new unit of Equipment leased on the date the Individual Leasing Record is substituted.

     23. Reports and Certificates. At all times during the continuance of this Master Leasing Agreement and so long as any amount remains due and owing to Lessor under this Master Leasing Agreement, the Lessee shall furnish to Lessor:
(a) Within one hundred twenty (120) days after the close of its fiscal year, an annual report of Lessee consisting of (i) its financial statements including a balance sheet of Lessee as of the end of such fiscal year, and (ii) statements of income for the year then ended, with all notes thereto in each case certified as true and correct by the chief financial officer of Lessee; provided that if Lessee shall have independent certified accountants prepare such financial statements, Lessee shall furnish such financials to Lessor when available, (b) Within ninety (90) days after the close of each of the first three quarterly periods of Lessee's fiscal year, a balance sheet of Lessee as of the end of such quarter, and a statement of income and earnings for such quarter in reasonable detail and scope and setting forth the corresponding figure for the similar quarter certified as true and correct by the chief financial officer of Lessee.

     24. Miscellaneous. (a) THIS MASTER LEASING AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BUT WITHOUT REFERENCE TO ITS PRINCIPLES GOVERNING CONFLICTS OF LAWS.

     (b) Each of the parties hereto acknowledges that the other party shall not by act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder or under any other instrument given hereunder unless such waiver is given in writing and the same shall be binding to the extent therein provided and only upon the parties signing the same. A waiver on any one occasion shall not be construed as a waiver on any future occasion.

     (c) This Master Leasing Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assignees.

     (d) All rights, remedies and powers granted herein, or in any other instrument given in connection herewith, shall be cumulative and may be exercised singularly or cumulatively.

     (e) This Master Leasing Agreement constitutes the entire understanding or agreement between Lessor and Lessee and there is no understanding or agreement, oral or written, which is not set forth herein. The Lessee agrees to do such further acts and things and to execute and deliver to the Lessor such additional agreements, powers and instruments as the Lessor may reasonably require or deem advisable to carry into effect the purposes of this Master Leasing Agreement or to better assure and confirm to the Lessor its rights, powers and remedies under this Master Leasing Agreement.

     (f) Notices to Lessee required pursuant to this Master Leasing Agreement shall be delivered to MidAmerica Dairymen, Inc. at 3253 East Chestnut Expressway, Springfield, Missouri 65802-2584, Attention: Corporate Controller, or at such other location as Lessee may direct in writing. Notices to Lessor required pursuant to this Master Leasing Agreement shall be delivered to BLC Corporation at 989 East Hillsdale Boulevard, Suite 300, Foster City, CA 94404, Attention: Contract Services Department, or at such other location as Lessor may direct in writing.

     (g) This Master Leasing Agreement may be executed in two or more counterparts, each of which, when taken together, shall constitute a single agreement binding upon all the parties hereto.

     (h) If any provision of this Master Leasing Agreement is in conflict with any statute or rule of law in the jurisdiction where it is sought to be enforced, then such provision shall be deemed null and void to the extent that it may be in conflict therewith, but without invalidating the remaining provisions hereof

     (i) No provisions of this Master Leasing Agreement are to be interpreted for or against any party because that party or that party's legal counsel or representative drafted such provision.

     (j) LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MASTER LEASING AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LESSOR AND LESSEE TO ENTER INTO THIS MASTER LEASING AGREEMENT.

     (k) NO EXECUTORY AGREEMENT SHALL BE EFFECTIVE TO CHANGE, MODIFY OR DISCHARGE, IN WHOLE OR IN PART, THIS MASTER LEASING AGREEMENT, OR ANY OTHER INSTRUMENT GIVEN IN CONNECTION HEREWITH UNLESS SUCH AGREEMENT IS IN WRITING AND SIGNED BY LESSOR AND LESSEE.

     IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Master Leasing Agreement as of the day and year first above written.


                                               BLC CORPORATION, Lessor
Attest:

By  /s/                                        By  /s/
   ---------------------------                    ----------------------------
           Secretary                           Title     President
                                                     -------------------------

                                               MID-AMERICA DAIRYMEN, INC.,
                                               Lessee

Attest:

By  /s/                                        By  /s/
   ---------------------------                    ----------------------------
      Assistant Secretary                      Title     Vice President

                LESSEE CERTIFICATION, NOTICE OF TAX OWNERSHIP

          With respect to each Motor Vehicle, as part of the agreement made by this Master Leasing Agreement together with the applicable Motor Vehicle ILR or other supplement hereunder, it is stated as follows:

               (a) Lessee hereby certifies, under penalty of perjury, that Lessee intends that more than 50% of the use of each Motor Vehicle that is at any time subject to such agreement is to be in a trade or business of the Lessee.

               (b) Lessee has been advised that Lessee will not be treated as the owner for Federal income tax purposes of any Motor Vehicle subject to such agreement.

                                            MID-AMERICA DAIRYMEN, INC., as
                                            Lessee

                                            By  /s/
                                               -------------------------------
                                            Title  Vice President
                                                  ----------------------------